Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for 2025
Achieved Full Year Comparable Hotel Total RevPAR Growth of 4.2% and Comparable Hotel RevPAR Growth of 3.8%
Completed Two Asset Sales in 2025 and Four Assets Sold or Under Contract in Early 2026
Full Year 2026 Comparable Hotel Total RevPAR Growth Guidance Range of 2.5% to 4.0%
BETHESDA, Md; February 18, 2026 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the fourth quarter and full year 2025.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended December 31,			Year ended December 31,
	2025	2024	Percent Change	2025	2024	Percent Change
Revenues	$1,603	$1,428	12.3%	$6,114	$5,684	7.6%
Comparable hotel revenues⁽¹⁾	1,468	1,392	5.5%	5,856	5,637	3.9%
Comparable hotel Total RevPAR⁽¹⁾	380.71	361.07	5.4%	382.83	367.53	4.2%
Comparable hotel RevPAR⁽¹⁾	227.14	217.11	4.6%	229.24	220.84	3.8%

Net income	$137	$109	25.7%	$776	$707	9.8%
EBITDAre⁽¹⁾	418	367	13.9%	1,731	1,726	0.3%
Adjusted EBITDAre⁽¹⁾	428	380	12.6%	1,757	1,680	4.6%

Diluted earnings per common share	$0.20	$0.15	33.3%	$1.10	$0.99	11.1%
NAREIT FFO per diluted share⁽¹⁾	0.49	0.44	11.4%	2.03	1.97	3.0%
Adjusted FFO per diluted share⁽¹⁾	0.51	0.45	13.3%	2.07	2.00	3.5%
*Additional detail on the Company’s results, including data for 24 domestic markets and Top 40 hotels by Total RevPAR, is available in the Fourth Quarter 2025 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, “Our strong fourth quarter and full year 2025 results underscore the success of our strategy and the quality of our portfolio. We delivered comparable hotel Total RevPAR growth of 5.4% over the fourth quarter of 2024, and full year growth of 4.2%, reflecting increased transient demand and improvements in food and beverage revenues and ancillary spending. Comparable hotel RevPAR increased 4.6% for the quarter and 3.8% for the full year due to higher rates across the portfolio.
In 2025, we continued to successfully allocate capital to unlock value for shareholders. During the year, and subsequent to year end, we sold $1.4 billion of real estate across five properties. Over the course of 2025, we also reinvested $644 million in our portfolio through capital expenditures and resiliency investments, made progress on the Hyatt Transformational Capital Program, and commenced a second transformational capital program with Marriott International. Additionally, we returned $859 million of capital to stockholders through dividends declared and share repurchases."
Risoleo concluded, "In 2026, we are optimistic about the state of travel for luxury and upper-upscale hotels, as affluent consumers continue to prioritize spending on experiences. With an investment-grade balance sheet, significant liquidity, and a diversified portfolio of iconic properties, Host is well positioned to capture additional upside from lodging demand growth and take advantage of potential opportunities in the future.”
_______________________________
(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 18, 2026

2025 HIGHLIGHTS AND FULL YEAR RESULTS:
•Comparable hotel Total RevPAR was $382.83 for full year 2025, representing an increase of 4.2% compared to 2024, primarily due to improvements in room revenues driven by increased transient demand, leading to increases in food & beverage revenues and ancillary spend.
•Comparable hotel RevPAR was $229.24, representing an increase of 3.8% compared to 2024, driven primarily by an increase in room rates and strong transient leisure demand, along with a continuing recovery in Maui, which collectively more than offset the anticipated decrease in group demand.
•GAAP net income was $776 million, a 9.8% increase compared to 2024, benefitting from improvements in hotel operations, as well as gains on asset sales and the sale of condominium units, as discussed below. The increases were partially offset by a decrease of $86 million in net gains on insurance settlements as well as increases in wages and benefits, leading to an operating profit margin of 14.0%, a decline of 140 basis points compared to 2024.
•Comparable hotel EBITDA was $1,694 million, an increase of 2.5% compared to 2024, as increases in revenues offset increases in wages and benefits expense. Comparable hotel EBITDA margin decreased 40 basis points to 28.9%, driven by $21 million of business interruption proceeds that were received in 2024 for the Maui wildfires.
•Adjusted EBITDAre was $1,757 million, an increase of 4.6% compared to 2024, as improvements in room rates and earnings from the 2024 acquisitions more than offset the decline in business interruption proceeds and the increases in wages and benefits. Adjusted EBITDAre was also boosted by the sale of condominium units.
•Recognized net income and Adjusted EBITDAre of $17 million from the sale of 16 condominium units in the development adjacent to the Four Seasons Resort Orlando at Walt Disney® Resort. Twelve additional units have been sold or are under contract to-date in 2026, including eight villas that are scheduled to complete construction in the first half of 2026, bringing the total contracted to 28 of 40 units.
•Sold The Westin Cincinnati and Washington Marriott at Metro Center in separate transactions for a total of $237 million, and provided seller financing of $114 million with respect to the sale of the Washington Marriott at Metro Center.
•Issued $900 million of senior notes through two separate underwritten public offerings and repaid $900 million of maturing senior notes. Additionally, the Company's credit rating was upgraded by Moody's to Baa2 with a stable outlook1.
•Repurchased 13.1 million shares during 2025 at an average price of $15.68 per share through the Company's common share repurchase program for a total of $205 million. As of December 31, 2025, the Company has approximately $480 million of remaining capacity under the repurchase program, pursuant to which it may purchase common stock from time to time, depending upon market conditions.
•Reopened The Don CeSar in March 2025, with all amenities fully reopened by the third quarter. As previously reported, received business interruption proceeds of $24 million during 2025 related to damage caused by Hurricanes Helene and Milton in 2024. To date, a total of $81 million of insurance proceeds have been received related to the claims, of which $31 million was related to business interruption proceeds, including $7 million of business interruption proceeds that were received in January 2026.
•Commenced a second transformational capital program with Marriott International to complete transformational renovations at four properties over a four-year period. The Company expects to spend between $300 million and $350 million through 2029 as part of the new program and Marriott has provided operating profit guarantees and enhanced owner priority returns on the agreed upon investments. Additionally, completed renovations at three of the six assets under the existing Hyatt Transformational Capital Program.
1 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors

© Host Hotels & Resorts, Inc.	PAGE 2 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 18, 2026

Results for Fourth Quarter 2025
•Comparable hotel Total RevPAR was $380.71 for the fourth quarter of 2025, representing an increase of 5.4% compared to the same period in 2024, due to improvements in room revenues, food and beverage revenues and ancillary spending driven by increased transient demand.
•Comparable hotel RevPAR was $227.14, representing an increase of 4.6% compared to the same period in 2024, driven primarily by increases in room rates and strong transient leisure demand.
•GAAP net income was $137 million, reflecting a 25.7% increase compared to the fourth quarter of 2024, and GAAP operating profit margin was 12.0%, an improvement of 100 basis points compared to the fourth quarter of 2024, reflecting improvements in operations and the sale of condominium units.
•Comparable hotel EBITDA was $411 million, a 4.1% increase compared to the fourth quarter of 2024, while comparable hotel EBITDA margin declined 30 basis points to 28.0%, as operational improvements were offset by certain one-time benefits recognized in 2024.
•Adjusted EBITDAre was $428 million, an increase of 12.6% compared to the fourth quarter of 2024, reflecting improvements in operations and the sale of condominium units.
Subsequent Events
•Sold the 444-room Four Seasons Resort Orlando at Walt Disney World® Resort and the 125-room Four Seasons Resort and Residences Jackson Hole in February 2026 for a sale price of $1.1 billion. The hotels were purchased in 2021 and 2022 for a total of $925 million and were expected to have approximately $88 million of capital expenditure needs over the next five years. Separately, the Sheraton Parsippany is under contract to sell for a sale price of $15 million with an expected close in the first half of 2026. These three hotels are included in the Company's comparable hotel results for 2025 as an agreement to sell was not reached until after year end.2
•Sold The St. Regis Houston in January 2026 for $51 million. The hotel was expected to have capital expenditure needs of approximately $49 million over the next five years. The hotel was classified as held-for-sale at December 31, 2025, and therefore results are not included in the Company's comparable hotel results.
BALANCE SHEET
The Company maintains a robust balance sheet, with the following balances at December 31, 2025:
•Total assets of $13.0 billion.
•Debt balance of $5.1 billion, with a weighted average maturity of 5.1 years and a weighted average interest rate of 4.8%. The Company maintained its balanced maturity schedule by refinancing its maturing $400 million 4.5% Series F senior notes through the issuance of $400 million 4.25% Series N senior notes due in 2028 in an underwritten public offering in November 2025. The Company has no maturities in 2026.
•Total available liquidity of approximately $2.4 billion, including furniture, fixtures and equipment escrow reserves of $167 million and $1.5 billion available under the revolver portion of the credit facility.
DIVIDENDS
The Company paid a fourth quarter common stock cash dividend of $0.35 per share on January 15, 2026 to stockholders of record on December 31, 2025, which included a $0.15 per share special dividend, bringing the total dividends declared in 2025 to $0.95 per share. On February 17, 2026, the Board of Directors authorized a regular quarterly cash dividend of $0.20 per share on its common stock. The dividend will be paid on April 15, 2026 to stockholders of record on March 31, 2026. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.
There were no common share repurchases in the fourth quarter.
2 The Four Seasons proceeds will be net of $23 million for the buyer's acquisition of the furniture, fixture and equipment ("FF&E") reserves. The Sheraton Parsippany sale price includes $3 million of FF&E reserves retained by the Company.

© Host Hotels & Resorts, Inc.	PAGE 3 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 18, 2026

HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 34%, and 5%, respectively, of its full year 2025 room sales. As expected, group room nights for the fourth quarter and full year were down year-over-year, affected by planned renovations under the Transformational Capital Programs.
The following are the results for transient, group and contract business in comparison to 2024, for the Company's current portfolio:

	Quarter ended December 31, 2025			Year ended December 31, 2025
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,450	927	203	5,833	4,055	819
Percent change in room nights vs. same period in 2024	0.2%	(2.5%)	8.7%	—%	(4.2%)	11.5%
Rooms revenues (in millions)	$558	$273	$45	$2,129	$1,200	$178
Percent change in revenues vs. same period in 2024	5.9%	0.8%	14.1%	4.9%	(0.6%)	17.6%
CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend for 2025 and the forecast for the full year 2026 (in millions):

	Year ended December 31, 2025	2026 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Marriott and Hyatt Transformational Capital Programs	$191	$175	$210
All other return on investment ("ROI") projects	91	75	90
Total ROI Projects	282	250	300
Renewals and Replacements ("R&R")	287	275	325
R&R and ROI Capital expenditures	569	525	625
R&R - Property Damage Reconstruction	75	—	—
Total Capital Expenditures	$644	$525	$625

Inventory spend for condo development(1)	88	15	15
Total capital allocation	$732	$540	$640
__________
(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
Under the Hyatt and Marriott Transformational Capital Programs, the Company received $3 million of operating guarantees in the fourth quarter of 2025 to offset expected business disruption, bringing the total received to $26 million in 2025. The Company expects to receive a total of $19 million of operating guarantees in 2026 under the two programs. Subsequent to year end, the Company completed the expansion project at The Phoenician to add a 20-key, eight-villa development at the Canyon Suites.
2026 OUTLOOK
The 2026 guidance range contemplates a stable operating environment with a continuation of trends seen through the second half of 2025, including leisure transient strength bolstered by special events, including the FIFA World Cup games, and modest improvements to short-term group booking trends. January 2026 results surpassed expectations as comparable hotel RevPAR declined only 40 basis points, despite difficult comparisons to January 2025, which

© Host Hotels & Resorts, Inc.	PAGE 4 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 18, 2026

included the presidential inauguration and increased business from the Los Angeles wildfires. At the midpoint of guidance, full year operating profit margins are expected to increase slightly, while comparable hotel EBITDA margins are expected to remain flat to 2025.
In comparison to 2025, the guidance reflects the reduction in earnings due to the 2026 and 2025 dispositions discussed above. The guidance for net income and Adjusted EBITDAre also includes an estimated $20 million to $25 million net contribution from sales expected to close at the condominium development adjacent to the Four Seasons Resort Orlando at Walt Disney® Resort. Additionally, guidance for net income and Adjusted EBITDAre includes $7 million of business interruption gains related to Hurricanes Helene and Milton, which were already received in January 2026. The final determination on these insurance claims is expected in 2026, but no additional amounts are included in guidance.
The Company anticipates its 2026 operating results as compared to 2025 will be in the following range:

	Full Year 2026 Guidance
	Low-end of range	High-end of range	Change vs 2025
Comparable hotel Total RevPAR	$382	$388	2.5% to 4.0%
Comparable hotel RevPAR	$228	$231	2.0% to 3.5%
Total revenues under GAAP (in millions)	$6,030	$6,120	(1.4%) to 0.1%
Operating profit margin under GAAP	13.9%	14.6%	(10) bps to 60 bps
Comparable hotel EBITDA margin	29.0%	29.4%	(20) bps to 20 bps
Based upon the above parameters, the Company estimates its 2026 guidance as follows:

	Full Year 2026 Guidance
	Low-end of range	High-end of range
Net income (in millions)	$836	$891
Adjusted EBITDAre (in millions)	$1,740	$1,800
Diluted earnings per common share	$1.19	$1.27
NAREIT FFO per diluted share	$1.99	$2.07
Adjusted FFO per diluted share	$2.03	$2.11
See the 2026 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results and the Fourth Quarter 2025 Supplemental Financial Information for additional detail on the mid-point of full year 2026 guidance.
ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 71 properties in the United States and five properties internationally totaling approximately 41,700 rooms. The Company also holds non-controlling interests in seven domestic joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, W®, The Luxury Collection®, Hyatt®, Fairmont®, 1 Hotels®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include, but may not be limited to, our expectations regarding the strength of lodging demand, the continued recovery in Maui from the 2023 wildfires, and 2026 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 18, 2026, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks have any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 5 OF 26

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 18, 2026

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2025, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2025 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) December 31, 2025 and 2024	7

Condensed Consolidated Statements of Operations (unaudited) Quarter and Year ended December 31, 2025 and 2024	8

Earnings per Common Share (unaudited) Quarter and Year ended December 31, 2025 and 2024	9

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	10

Schedule of Comparable Hotel Results	14

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	17

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	18

2026 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts	19

Schedule of Comparable Hotel Results for Full Year 2026 Forecasts	21

Notes to Financial Information	22

© Host Hotels & Resorts, Inc.	PAGE 6 OF 26

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	December 31, 2025	December 31, 2024

ASSETS
Property and equipment, net	$10,636	$10,906
Right-of-use assets	560	559
Assets held for sale	34	—
Due from managers	39	36
Advances to and investments in affiliates	259	166
Furniture, fixtures and equipment replacement fund	167	242
Notes receivable	114	79
Other	472	506
Cash and cash equivalents	768	554
Total assets	$13,049	$13,048

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,986	$3,993
Credit facility, including the term loans of $999 and $998, respectively	996	992
Mortgage and other debt	95	98
Total debt	5,077	5,083
Lease liabilities	563	560
Accounts payable and accrued expenses	355	351
Due to managers	76	54
Other	246	223
Total liabilities	6,317	6,271

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	171	165

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 687.8 million shares and 699.1 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,289	7,462
Accumulated other comprehensive loss	(68)	(83)
Deficit	(670)	(777)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,558	6,609
Non-redeemable non-controlling interests—other consolidated partnerships	3	3
Total equity	6,561	6,612
Total liabilities, non-controlling interests and equity	$13,049	$13,048
__________
(1)Please see our Fourth Quarter 2025 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Revenues
Rooms	$895	$863	$3,608	$3,426
Food and beverage	458	431	1,803	1,716
Other	151	134	604	542
Condominium sales	99	—	99	—
Total revenues	1,603	1,428	6,114	5,684
Expenses
Rooms	226	217	906	849
Food and beverage	310	289	1,224	1,137
Other departmental and support expenses	370	361	1,466	1,383
Management fees	71	61	262	254
Other property-level expenses	105	98	426	411
Depreciation and amortization	208	197	795	762
Cost of goods sold	80	—	80	—
Corporate and other expenses⁽¹⁾	41	42	124	123
Net (gain) loss on insurance settlements	—	6	(24)	(110)
Total operating costs and expenses	1,411	1,271	5,259	4,809
Operating profit	192	157	855	875
Interest income	10	11	32	54
Interest expense	(60)	(59)	(235)	(215)
Other gains (losses)	—	(1)	148	—
Equity in earnings (losses) of affiliates	2	(5)	18	7
Income before income taxes	144	103	818	721
Benefit (provision) for income taxes	(7)	6	(42)	(14)
Net income	137	109	776	707
Less: Net income attributable to non-controlling interests	(2)	(1)	(11)	(10)
Net income attributable to Host Inc.	$135	$108	$765	$697
Basic earnings per common share	$0.20	$0.15	$1.11	$0.99
Diluted earnings per common share	$0.20	$0.15	$1.10	$0.99
___________
(1)Corporate and other expenses include the following items:

	Quarter ended December 31,		Year ended December 31,
	2025	2024	2025	2024
General and administrative costs	$31	$29	$98	$93
Non-cash stock-based compensation expense	10	7	26	24
Litigation accruals	—	6	—	6
Total	$41	$42	$124	$123

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Net income	$137	$109	$776	$707
Less: Net income attributable to non-controlling interests	(2)	(1)	(11)	(10)
Net income attributable to Host Inc.	$135	$108	$765	$697

Basic weighted average shares outstanding	687.7	699.0	691.4	702.1
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	2.8	1.9	2.7	1.9
Diluted weighted average shares outstanding⁽¹⁾	690.5	700.9	694.1	704.0
Basic earnings per common share	$0.20	$0.15	$1.11	$0.99
Diluted earnings per common share	$0.20	$0.15	$1.10	$0.99
___________
(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of December 31, 2025		Quarter ended December 31, 2025				Quarter ended December 31, 2024
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$695.25	69.9%	$486.21	$729.05	$675.53	62.6%	$422.84	$646.58	15.0%	12.8%
Oahu	2	876	508.27	79.5%	403.87	602.60	468.41	77.4%	362.69	536.20	11.4%	12.4%
Miami	2	1,038	572.20	73.1%	418.49	733.00	543.45	70.3%	381.89	656.15	9.6%	11.7%
Jacksonville	1	446	523.35	63.0%	329.71	802.29	479.66	62.4%	299.52	733.55	10.1%	9.4%
New York	3	2,720	521.39	90.2%	470.15	665.17	482.16	89.9%	433.68	586.91	8.4%	13.3%
Florida Gulf Coast	4	1,529	513.52	62.1%	318.94	672.71	451.08	62.7%	282.72	591.92	12.8%	13.6%
Phoenix	3	1,545	406.39	68.7%	279.35	678.84	401.26	70.4%	282.47	688.85	(1.1%)	(1.5%)
Nashville	2	721	363.74	77.3%	281.27	473.35	354.34	76.4%	270.87	456.11	3.8%	3.8%
Orlando	2	2,448	473.90	60.0%	284.43	585.83	457.96	55.4%	253.73	528.74	12.1%	10.8%
Los Angeles/Orange County	3	1,067	301.26	72.6%	218.66	348.68	296.49	75.3%	223.12	350.33	(2.0%)	(0.5%)
San Diego	3	3,294	273.17	66.9%	182.62	351.35	275.76	70.9%	195.51	377.07	(6.6%)	(6.8%)
Boston	2	1,496	284.38	72.3%	205.70	271.09	279.69	73.0%	204.26	272.85	0.7%	(0.6%)
Philadelphia	2	810	244.85	78.4%	191.92	300.82	246.18	80.1%	197.07	300.45	(2.6%)	0.1%
Washington, D.C. (CBD)	4	2,788	299.93	57.1%	171.13	252.14	287.48	62.3%	179.13	265.48	(4.5%)	(5.0%)
Northern Virginia	2	916	267.28	71.3%	190.56	334.49	265.46	71.0%	188.58	324.74	1.0%	3.0%
Chicago	3	1,562	251.05	69.6%	174.82	254.63	257.17	70.3%	180.84	249.48	(3.3%)	2.1%
San Francisco/San Jose	6	4,162	252.61	65.1%	164.53	248.87	226.27	56.4%	127.70	191.78	28.8%	29.8%
Seattle	2	1,315	225.26	54.1%	121.83	175.33	230.58	61.8%	142.52	205.28	(14.5%)	(14.6%)
Atlanta	2	810	206.01	62.8%	129.35	224.30	198.53	62.9%	124.90	200.77	3.6%	11.7%
Houston	4	1,710	204.61	65.4%	133.86	190.72	200.05	68.0%	136.03	189.48	(1.6%)	0.7%
Austin	2	769	274.74	62.0%	170.38	298.62	281.60	66.8%	188.13	323.46	(9.4%)	(7.7%)
San Antonio	2	1,512	235.14	55.7%	131.02	211.52	217.39	63.7%	138.50	231.76	(5.4%)	(8.7%)
New Orleans	1	1,333	193.13	63.8%	123.23	198.22	202.74	68.9%	139.61	215.85	(11.7%)	(8.2%)
Denver	3	1,342	193.82	53.7%	104.10	169.37	191.18	55.9%	106.88	176.34	(2.6%)	(4.0%)
Other	8	2,551	266.19	67.7%	180.13	288.45	270.70	65.5%	177.33	288.06	1.6%	0.1%
Domestic	71	40,340	344.12	67.0%	230.56	386.89	327.63	67.2%	220.04	367.00	4.8%	5.4%

International	5	1,499	208.59	64.7%	134.98	212.84	215.21	64.1%	138.01	199.77	(2.2%)	6.5%
All Locations	76	41,839	$339.44	66.9%	$227.14	$380.71	$323.78	67.1%	$217.11	$361.07	4.6%	5.4%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Comparable Hotel Results by Location(1)

	As of December 31, 2025		Year ended December 31, 2025				Year ended December 31, 2024
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$654.62	71.3%	$467.04	$728.79	$663.09	60.1%	$398.83	$641.01	17.1%	13.7%
Oahu (2)	2	876	489.06	82.5%	403.54	614.38	457.70	81.2%	371.85	576.36	8.5%	6.6%
Miami	2	1,038	549.06	72.9%	400.38	703.89	526.83	70.2%	369.84	641.42	8.3%	9.7%
Jacksonville	1	446	541.61	71.7%	388.19	889.30	517.28	71.2%	368.44	840.68	5.4%	5.8%
New York	3	2,720	418.18	87.0%	363.64	520.10	392.96	84.6%	332.63	463.36	9.3%	12.2%
Florida Gulf Coast	4	1,529	517.51	64.3%	332.59	718.61	473.90	67.2%	318.69	672.55	4.4%	6.8%
Phoenix	3	1,545	393.28	70.8%	278.57	658.45	395.73	70.0%	276.93	646.95	0.6%	1.8%
Nashville	2	721	344.87	79.9%	275.44	470.44	344.36	79.7%	274.37	447.79	0.4%	5.1%
Orlando	2	2,448	416.42	64.4%	268.25	564.26	383.93	65.1%	249.76	528.04	7.4%	6.9%
Los Angeles/Orange County	3	1,067	305.18	76.8%	234.23	358.11	297.23	78.1%	232.13	350.62	0.9%	2.1%
San Diego	3	3,294	295.65	73.8%	218.24	410.72	293.18	78.9%	231.22	433.50	(5.6%)	(5.3%)
Boston	2	1,496	289.70	74.8%	216.74	283.72	280.30	78.1%	218.97	287.46	(1.0%)	(1.3%)
Philadelphia	2	810	238.13	81.2%	193.26	297.12	237.00	80.4%	190.56	289.97	1.4%	2.5%
Washington, D.C. (CBD)	4	2,788	309.82	61.9%	191.85	281.17	289.11	67.7%	195.84	291.55	(2.0%)	(3.6%)
Northern Virginia	2	916	268.19	69.3%	185.77	297.46	258.13	72.5%	187.25	296.74	(0.8%)	0.2%
Chicago	3	1,562	252.09	71.4%	179.92	257.81	255.54	70.4%	180.01	249.73	—%	3.2%
San Francisco/San Jose	6	4,162	254.71	69.0%	175.69	261.00	241.04	65.3%	157.34	231.55	11.7%	12.7%
Seattle	2	1,315	246.07	67.3%	165.67	224.24	248.84	68.3%	169.99	230.55	(2.5%)	(2.7%)
Atlanta	2	810	212.87	66.9%	142.34	239.51	202.78	61.8%	125.29	206.10	13.6%	16.2%
Houston	4	1,710	208.40	67.5%	140.64	196.48	202.39	72.4%	146.51	201.19	(4.0%)	(2.3%)
Austin	2	769	249.07	54.8%	136.53	248.67	256.02	66.3%	169.83	300.41	(19.6%)	(17.2%)
San Antonio	2	1,512	226.17	60.3%	136.38	217.83	216.95	62.0%	134.48	218.75	1.4%	(0.4%)
New Orleans	1	1,333	202.57	65.0%	131.61	210.83	193.96	71.4%	138.52	218.31	(5.0%)	(3.4%)
Denver	3	1,342	201.83	63.8%	128.84	197.80	199.13	66.8%	133.12	205.67	(3.2%)	(3.8%)
Other	8	2,551	298.83	68.3%	204.00	318.75	295.74	65.3%	193.04	305.70	5.7%	4.3%
Domestic	71	40,340	332.09	70.1%	232.78	389.91	317.42	70.7%	224.31	374.29	3.8%	4.2%

International	5	1,499	199.31	67.1%	133.80	190.79	200.88	63.4%	127.43	184.07	5.0%	3.7%
All Locations	76	41,839	$327.54	70.0%	$229.24	$382.83	$313.67	70.4%	$220.84	$367.53	3.8%	4.2%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.
(2)Prior to our ownership of The Ritz Carlton O'ahu, Turtle Bay, golf revenues were recorded by the property based on gross sales. After our acquisition of the property in July 2024, the golf course operates under a lease agreement, under which we record rental income, resulting in lower total revenues when compared to the periods prior to our ownership.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of December 31,
	2025	2024	Quarter ended December 31, 2025				Quarter ended December 31, 2024
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$695.25	69.9%	$486.21	$729.05	$675.53	62.6%	$422.84	$646.58	15.0%	12.8%
Oahu	2	2	508.27	79.5%	403.87	602.60	468.41	77.4%	362.69	536.20	11.4%	12.4%
Miami	2	2	572.20	73.1%	418.49	733.00	543.45	70.3%	381.89	656.15	9.6%	11.7%
Jacksonville	1	1	523.35	63.0%	329.71	802.29	479.66	62.4%	299.52	733.55	10.1%	9.4%
New York	3	3	521.39	90.2%	470.15	665.17	482.16	89.9%	433.68	586.91	8.4%	13.3%
Florida Gulf Coast	5	5	491.77	61.5%	302.51	644.96	442.20	53.2%	235.15	487.58	28.6%	32.3%
Phoenix	3	3	406.39	68.7%	279.35	678.84	401.26	70.4%	282.47	688.85	(1.1%)	(1.5%)
Nashville	2	2	363.74	77.3%	281.27	473.35	354.34	76.4%	270.87	456.11	3.8%	3.8%
Orlando	2	2	473.90	60.0%	284.43	585.83	457.96	55.4%	253.73	528.74	12.1%	10.8%
Los Angeles/Orange County	3	3	301.26	72.6%	218.66	348.68	296.49	75.3%	223.12	350.33	(2.0%)	(0.5%)
San Diego	3	3	273.17	66.9%	182.62	351.35	275.76	70.9%	195.51	377.07	(6.6%)	(6.8%)
Boston	2	2	284.38	72.3%	205.70	271.09	279.69	73.0%	204.26	272.85	0.7%	(0.6%)
Philadelphia	2	2	244.85	78.4%	191.92	300.82	246.18	80.1%	197.07	300.45	(2.6%)	0.1%
Washington, D.C. (CBD)	4	5	299.93	57.1%	171.13	252.14	287.20	63.4%	182.12	264.27	(6.0%)	(4.6%)
Northern Virginia	2	2	267.28	71.3%	190.56	334.49	265.46	71.0%	188.58	324.74	1.0%	3.0%
Chicago	3	3	251.05	69.6%	174.82	254.63	257.17	70.3%	180.84	249.48	(3.3%)	2.1%
San Francisco/San Jose	6	6	252.61	65.1%	164.53	248.87	226.27	56.4%	127.70	191.78	28.8%	29.8%
Seattle	2	2	225.26	54.1%	121.83	175.33	230.58	61.8%	142.52	205.28	(14.5%)	(14.6%)
Atlanta	2	2	206.01	62.8%	129.35	224.30	198.53	62.9%	124.90	200.77	3.6%	11.7%
Houston	5	5	217.84	63.5%	138.34	204.23	211.76	65.8%	139.25	202.92	(0.7%)	0.6%
Austin	2	2	274.74	62.0%	170.38	298.62	281.60	66.8%	188.13	323.46	(9.4%)	(7.7%)
San Antonio	2	2	235.14	55.7%	131.02	211.52	217.39	63.7%	138.50	231.76	(5.4%)	(8.7%)
New Orleans	1	1	193.13	63.8%	123.23	198.22	202.74	68.9%	139.61	215.85	(11.7%)	(8.2%)
Denver	3	3	193.82	53.7%	104.10	169.37	191.18	55.9%	106.88	176.34	(2.6%)	(4.0%)
Other	9	10	310.89	68.2%	212.07	334.68	296.50	65.0%	192.83	303.09	10.0%	10.4%
Domestic	74	76	347.27	66.9%	232.21	390.41	328.23	66.6%	218.52	362.78	6.3%	7.6%

International	5	5	208.59	64.7%	134.98	212.84	215.21	64.1%	138.01	199.77	(2.2%)	6.5%
All Locations	79	81	$342.54	66.8%	$228.78	$384.20	$324.47	66.5%	$215.75	$357.20	6.0%	7.6%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of December 31,
	2025	2024	Year ended December 31, 2025				Year ended December 31, 2024
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$654.62	71.3%	$467.04	$728.79	$663.09	60.1%	$398.83	$641.01	17.1%	13.7%
Oahu	2	2	489.06	82.5%	403.54	614.38	345.57	85.7%	296.02	412.98	36.3%	48.8%
Miami	2	2	549.06	72.9%	400.38	703.89	526.83	70.2%	369.84	641.42	8.3%	9.7%
Jacksonville	1	1	541.61	71.7%	388.19	889.30	517.28	71.2%	368.44	840.68	5.4%	5.8%
New York	3	3	418.18	87.0%	363.64	520.10	385.01	84.9%	326.69	453.98	11.3%	14.6%
Florida Gulf Coast	5	5	498.52	61.8%	308.30	657.92	467.55	65.7%	307.37	642.56	0.3%	2.4%
Phoenix	3	3	393.28	70.8%	278.57	658.45	395.73	70.0%	276.93	646.95	0.6%	1.8%
Nashville	2	2	344.87	79.9%	275.44	470.44	355.16	81.3%	288.88	467.80	(4.7%)	0.6%
Orlando	2	2	416.42	64.4%	268.25	564.26	383.93	65.1%	249.76	528.04	7.4%	6.9%
Los Angeles/Orange County	3	3	305.18	76.8%	234.23	358.11	297.23	78.1%	232.13	350.62	0.9%	2.1%
San Diego	3	3	295.65	73.8%	218.24	410.72	293.18	78.9%	231.22	433.50	(5.6%)	(5.3%)
Boston	2	2	289.70	74.8%	216.74	283.72	280.30	78.1%	218.97	287.46	(1.0%)	(1.3%)
Philadelphia	2	2	238.13	81.2%	193.26	297.12	237.00	80.4%	190.56	289.97	1.4%	2.5%
Washington, D.C. (CBD)	4	5	307.83	63.2%	194.64	281.82	288.63	69.1%	199.43	289.57	(2.4%)	(2.7%)
Northern Virginia	2	2	268.19	69.3%	185.77	297.46	258.13	72.5%	187.25	296.74	(0.8%)	0.2%
Chicago	3	3	252.09	71.4%	179.92	257.81	255.54	70.4%	180.01	249.73	—%	3.2%
San Francisco/San Jose	6	6	254.71	69.0%	175.69	261.00	241.04	65.3%	157.34	231.55	11.7%	12.7%
Seattle	2	2	246.07	67.3%	165.67	224.24	248.84	68.3%	169.99	230.55	(2.5%)	(2.7%)
Atlanta	2	2	212.87	66.9%	142.34	239.51	202.78	61.8%	125.29	206.10	13.6%	16.2%
Houston	5	5	220.24	65.0%	143.16	203.43	214.37	69.6%	149.28	208.63	(4.1%)	(2.5%)
Austin	2	2	249.07	54.8%	136.53	248.67	256.02	66.3%	169.83	300.41	(19.6%)	(17.2%)
San Antonio	2	2	226.17	60.3%	136.38	217.83	216.95	62.0%	134.48	218.75	1.4%	(0.4%)
New Orleans	1	1	202.57	65.0%	131.61	210.83	193.96	71.4%	138.52	218.31	(5.0%)	(3.4%)
Denver	3	3	201.83	63.8%	128.84	197.80	199.13	66.8%	133.12	205.67	(3.2%)	(3.8%)
Other	9	10	327.43	67.7%	221.78	343.04	308.67	65.6%	202.53	314.00	9.5%	9.3%
Domestic	74	76	333.93	69.8%	233.07	389.64	314.82	70.4%	221.71	368.78	5.1%	5.7%

International	5	5	199.31	67.1%	133.80	190.79	200.88	63.4%	127.43	184.07	5.0%	3.7%
All Locations	79	81	$329.42	69.7%	$229.61	$382.76	$311.21	70.2%	$218.41	$362.37	5.1%	5.6%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Number of hotels	76	76	76	76
Number of rooms	41,839	41,839	41,839	41,839
Change in comparable hotel Total RevPAR	5.4%	—	4.2%	—
Change in comparable hotel RevPAR	4.6%	—	3.8%	—
Operating profit margin⁽²⁾	12.0%	11.0%	14.0%	15.4%
Comparable hotel EBITDA margin⁽²⁾	28.0%	28.3%	28.9%	29.3%
Food and beverage profit margin⁽²⁾	32.3%	32.9%	32.1%	33.7%
Comparable hotel food and beverage profit margin⁽²⁾	32.2%	33.1%	32.4%	33.5%

Net income	$137	$109	$776	$707
Depreciation and amortization	208	197	795	762
Interest expense	60	59	235	215
Provision (benefit) for income taxes	7	(6)	42	14
Gain on sale of property and corporate level income/expense	29	43	(74)	(8)
Property transaction adjustments⁽³⁾	(2)	(6)	(15)	15
Non-comparable hotel results, net⁽⁴⁾	(9)	(1)	(48)	(52)
Condominium sales (5)	(19)	—	(17)	—
Comparable hotel EBITDA⁽¹⁾	$411	$395	$1,694	$1,653
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the Fourth Quarter 2025 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended December 31, 2025						Quarter ended December 31, 2024
		Adjustments						Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Condominium sales (5)	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$895	$(4)	$(15)	$—	$—	$876	$863	$(16)	$(10)	$—	$837
Food and beverage	458	(3)	(9)	—	—	446	431	(6)	(3)	—	422
Other	151	—	(5)	—	—	146	134	(1)	—	—	133
Condominium sales	99	—	—	(99)	—	—	—	—	—	—	—
Total revenues	1,603	(7)	(29)	(99)	—	1,468	1,428	(23)	(13)	—	1,392
Expenses
Room	226	(1)	(4)	—	—	221	217	(4)	(2)	—	211
Food and beverage	310	(2)	(6)	—	—	302	289	(4)	(3)	—	282
Other	546	(2)	(10)	—	—	534	520	(9)	(7)	—	504
Depreciation and amortization	208	—	—	—	(208)	—	197	—	—	(197)	—
Cost of goods sold	80	—	—	(80)	—	—	—	—	—	—	—
Corporate and other expenses	41	—	—	—	(41)	—	42	—	—	(42)	—
Net (gain) loss on insurance settlements	—	—	—	—	—	—	6	—	—	(6)	—
Total expenses	1,411	(5)	(20)	(80)	(249)	1,057	1,271	(17)	(12)	(245)	997
Operating Profit - Comparable hotel EBITDA	$192	$(2)	$(9)	$(19)	$249	$411	$157	$(6)	$(1)	$245	$395

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Year ended December 31, 2025						Year ended December 31, 2024
		Adjustments						Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Condominium sales (5)	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$3,608	$(45)	$(56)	$—	$—	$3,507	$3,426	$21	$(60)	$—	$3,387
Food and beverage	1,803	(14)	(27)	—	—	1,762	1,716	19	(32)	—	1,703
Other	604	(4)	(13)	—	—	587	542	18	(13)	—	547
Condominium sales	99	—	—	(99)	—	—	—	—	—	—	—
Total revenues	6,114	(63)	(96)	(99)	—	5,856	5,684	58	(105)	—	5,637
Expenses
Room	906	(10)	(12)	—	—	884	849	7	(12)	—	844
Food and beverage	1,224	(11)	(21)	—	—	1,192	1,137	17	(22)	—	1,132
Other	2,154	(27)	(39)	(2)	—	2,086	2,048	19	(38)	—	2,029
Depreciation and amortization	795	—	—	—	(795)	—	762	—	—	(762)	—
Cost of goods sold	80	—	—	(80)	—	—	—	—	—	—	—
Corporate and other expenses	124	—	—	—	(124)	—	123	—	—	(123)	—
Net (gain) loss on insurance settlements	(24)	—	24	—	—	—	(110)	—	19	70	(21)
Total expenses	5,259	(48)	(48)	(82)	(919)	4,162	4,809	43	(53)	(815)	3,984
Operating Profit - Comparable hotel EBITDA	$855	$(15)	$(48)	$(17)	$919	$1,694	$875	$15	$(52)	$815	$1,653

(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable.
(5)Includes revenues and costs, including marketing expenses of approximately $2 million, related to the development and sale of condominium units adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Net income⁽²⁾	$137	$109	$776	$707
Interest expense	60	59	235	215
Depreciation and amortization	200	197	787	762
Income taxes	7	(6)	42	14
EBITDA⁽²⁾	404	359	1,840	1,698
Gain on dispositions⁽³⁾	—	—	(143)	—
Non-cash impairment expense	8	—	8	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(2)	5	(18)	(7)
Pro rata EBITDAre of equity investments⁽⁴⁾	8	3	44	35
EBITDAre⁽²⁾	418	367	1,731	1,726
Adjustments to EBITDAre:
Net (gain) loss on property insurance settlements	—	6	—	(70)
Non-cash stock-based compensation expense⁽⁵⁾	10	7	26	24
Adjusted EBITDAre⁽²⁾	$428	$380	$1,757	$1,680
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Net income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO for year ended December 31, 2025 include a gain of $4 million from the sale of land adjacent to The Phoenician hotel.
(3)Reflects the sale of two hotels in 2025, and the sale of the Asia/Pacific joint venture's interest in two separate joint ventures in India in the third quarter of 2025, representing our exit from our Asia investment.
(4)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.
(5)Effective January 1, 2025, we exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios. Prior year results have been updated to conform with the current year presentation. See the Notes to Financial Information for more information on this change.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Net income⁽²⁾	$137	$109	$776	$707
Less: Net income attributable to non-controlling interests	(2)	(1)	(11)	(10)
Net income attributable to Host Inc.	135	108	765	697
Adjustments:
Gain on dispositions⁽³⁾	—	—	(143)	—
Net (gain) loss on property insurance settlements	—	6	—	(70)
Depreciation and amortization	200	196	786	760
Non-cash impairment expense	8	—	8	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(2)	5	(18)	(7)
Pro rata FFO of equity investments⁽⁴⁾	2	(1)	22	17
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	—	(1)	(1)
FFO adjustment for non-controlling interests of Host L.P.	(3)	(2)	(9)	(9)
NAREIT FFO⁽²⁾	340	312	1,410	1,387
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense⁽⁵⁾	10	7	26	24
Adjusted FFO⁽²⁾	$350	$319	$1,436	$1,411

For calculation on a per share basis:(6)

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	690.5	700.9	694.1	704.0
Diluted earnings per common share	$0.20	$0.15	$1.10	$0.99
NAREIT FFO per diluted share	$0.49	$0.44	$2.03	$1.97
Adjusted FFO per diluted share	$0.51	$0.45	$2.07	$2.00
___________
(1-5)Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(6)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partner interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts (1)(2)
(unaudited, in millions)

	Full Year 2026
	Low-end of range	High-end of range
Net income	$836	$891
Interest expense	242	242
Depreciation and amortization	756	756
Income taxes	41	44
EBITDA	1,875	1,933
Gain on dispositions	(200)	(200)
Equity investment adjustments:
Equity in earnings of affiliates	(22)	(23)
Pro rata EBITDAre of equity investments	62	64
EBITDAre	1,715	1,774
Adjustments to EBITDAre:
Non-cash stock-based compensation expense	25	26
Adjusted EBITDAre	$1,740	$1,800

	Full Year 2026
	Low-end of range	High-end of range
Net income	$836	$891
Less: Net income attributable to non-controlling interests	(13)	(13)
Net income attributable to Host Inc.	823	878
Adjustments:
Gain on dispositions	(200)	(200)
Depreciation and amortization	754	754
Equity investment adjustments:
Equity in earnings of affiliates	(22)	(23)
Pro rata FFO of equity investments	31	32
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)
FFO adjustment for non-controlling interests of Host LP	(7)	(7)
NAREIT FFO	1,378	1,433
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense	25	26
Adjusted FFO	$1,403	$1,459

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	691.7	691.7
Diluted earnings per common share	$1.19	$1.27
NAREIT FFO per diluted share	$1.99	$2.07
Adjusted FFO per diluted share	$2.03	$2.11
_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will increase 2.0% to 3.5% compared to 2025 for the low and high end of the forecast range. This forecast assumes a continued recovery at our Maui properties, however the timing of Maui's full recovery remains uncertain.
•Comparable hotel EBITDA margins will decrease 20 basis points for the low end and increase 20 basis points for the high end of the forecast comparable hotel RevPAR range, respectively, compared to 2025.
•We expect to spend approximately $525 million to $625 million on capital expenditures.
•Includes the dispositions of The. St. Regis Houston and the two Four Seasons properties in the first quarter of 2026, and assumes the disposition of Sheraton Parsippany during the year. There can be no assurances that the sale will be completed. Assumes no acquisitions during the year.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts (1)(2) (cont.)
(unaudited, in millions)

•The Four Seasons sale is expected to generate an approximate $500 million capital gain on sale. If we are unable to find a suitable acquisition asset to consummate a like-kind exchange, we would intend to distribute the capital gain to stockholders. This forecast makes no assumptions on the remaining proceeds, though we will weigh potential cash uses which may include, subject to market conditions, acquisitions, other investments in our portfolio, common stock repurchases or increased dividends, which dividends could be in excess of taxable income. Any special dividend will be subject to approval by Host Inc.’s Board of Directors.
•Assumes an approximate $20 million to $25 million contribution to net income and Adjusted EBITDAre from the sale of condominium units.
•Includes $7 million of gain from business interruption proceeds related to hurricane claims already received in 2026, but assumes no further business interruption proceeds during the year.
For a discussion of items that may affect forecast results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2026 Forecasts (1)(2)
(unaudited, in millions)

	Full Year 2026
	Low-end of range	High-end of range
Operating profit margin(3)	13.9%	14.6%
Comparable hotel EBITDA margin(3)	29.0%	29.4%

Net income	$836	$891
Depreciation and amortization	756	756
Interest expense	242	242
Provision for income taxes	41	44
Gain on sale of property and corporate level income/expense	(153)	(154)
Property transaction adjustments(4)	(12)	(12)
Non-comparable hotel results, net(5)	(33)	(35)
Condominium sales (6)	(20)	(25)
Comparable hotel EBITDA(1)	$1,657	$1,707
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts" for other forecast assumptions.
(2)Forecast comparable hotel results include 74 hotels (of our 79 hotels owned at December 31, 2025) that we have assumed will be classified as comparable as of December 31, 2026. See footnote (5) for details on our non-comparable hotel results.
(3)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Low-end of range						High-end of range
		Adjustments						Adjustments
	GAAP Results	Property transaction adjustments	Non-comparable hotel results, net	Condo-minium sales	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments	Non-comparable hotel results, net	Condo-minium sales	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,476	$(28)	$(38)	$—	$—	$3,410	$3,528	$(28)	$(39)	$—	$—	$3,461
Food and beverage	1,788	(14)	(27)	—	—	1,747	1,813	(14)	(27)	—	—	1,772
Other	766	(7)	(14)	(188)	—	557	779	(7)	(14)	(193)	—	565
Total revenues	6,030	(49)	(79)	(188)	—	5,714	6,120	(49)	(80)	(193)	—	5,798
Expenses
Hotel expenses	4,153	(37)	(53)	(6)	—	4,057	4,186	(37)	(52)	(6)	—	4,091
Depreciation and amortization	756	—	—	—	(756)	—	756	—	—	—	(756)	—
Cost of goods sold	162	—	—	(162)	—	—	162	—	—	(162)	—	—
Corporate and other expenses	125	—	—	—	(125)	—	127	—	—	—	(127)	—
Net (gain) loss on insurance settlements	(7)	—	7	—	—	—	(7)	—	7	—	—	—
Total expenses	5,189	(37)	(46)	(168)	(881)	4,057	5,224	(37)	(45)	(168)	(883)	4,091
Operating Profit - Comparable hotel EBITDA	$841	$(12)	$(33)	$(20)	$881	$1,657	$896	$(12)	$(35)	$(25)	$883	$1,707

(4)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date. Forecast data also eliminates results of hotels assumed to be sold during the year.
(5)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable. The following property that we own and that is not classified as held-for-sale, is expected to be non-comparable for full year 2026:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025)
(6)    Includes revenues and costs, including marketing and administrative expenses of approximately $6 million, related to the development and sale of condominium units adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR, earnings and profitability; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in net gain on insurance settlements on our condensed consolidated statements of operations. Business interruption insurance gains covering lost revenues while the property was considered non-comparable also will be excluded from the comparable hotel results.
Of the 79 hotels that we owned as of December 31, 2025, 76 have been classified as comparable hotels. The operating results of the following properties that we owned, and that were not classified as held-for-sale, as of December 31, 2025 are excluded from comparable hotel results for these periods:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025);
•Alila Ventana Big Sur (business disruption due to the collapse of a portion of Highway 1, causing closure of the hotel beginning in March 2024, reopened in May 2024); and
•Operations related to the development and sale of condominium units on a development parcel adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.
At December 31, 2025, The St. Regis Houston was classified as held-for-sale. Therefore, the results of this hotel are also excluded from comparable hotel operating statistics and results.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, both at the hotel level and company-wide, (iii)

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
EBITDAre and Adjusted EBITDAre, and (iv) Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially owned entities and unconsolidated affiliates. Adjustments for consolidated partially owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Non-Cash Stock-Based Compensation - We exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted FFO per diluted share for the majority of other lodging REIT filers.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains and Property Damage Losses – We exclude the effect of property insurance gains reflected in our condensed consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets. Similarly, losses from property damage or remediation costs that are not covered through insurance are excluded.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Non-Cash Stock-Based Compensation - We exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted EBITDAre for the majority of other lodging REIT filers.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic partnerships that own a total of 90 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our condensed consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.